UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) February 7, 2011

BRE Properties, Inc.

(Exact name of registrant as specified in its charter)

Maryland	1-14306	94-1722214
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

525 Market Street, 4th Floor, San Francisco, CA	94105-2712
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (415) 445-6530

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencernent communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02.	Results of Operations and Financial Condition

On February 7, 2011, we issued a press release and supplemental financial data with respect to our financial results for the quarter ended December 13, 2010. Copies of the press release and supplemental financial data are furnished as Exhibit 99.1 and Exhibit 99.2 to this report, respectively. The information contained in this Item 2.02 and the attached Exhibit 99.1 and Exhibit 99.2 are furnished to, and not filed with, the Securities and Exchange Commission.

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 7, 2011, we entered into an amended and restated employment agreement with Deborah J. Jones, effective as of January 1, 2011, and amending and restating the employment agreement with Ms. Jones effective as of January 1, 2008 (as amended). The agreement provides for at-will employment commencing on January 1, 2011, and continuing thereafter until terminated. Certain material terms of the agreement are as follows:

Base Salary. Ms. Jones has an annual base salary of $250,000. The Board of Directors, in its discretion, may review the base salary periodically and adjust Ms. Jones’ base salary in its sole discretion based on relevant circumstances.

Annual Incentive Bonus. Ms. Jones is eligible to receive an annual incentive bonus that is performance based with a specific target bonus level of 65% of her base salary. The amount of the annual bonus will be based on the achievement of management by objective criteria established by the Compensation Committee of our Board of Directors. For any given year, it is anticipated that Ms. Jones’ annual bonus could range from 0% to 200% of the target bonus level set forth above.

Long-Term Incentive Awards. Under her employment agreement, Ms. Jones is eligible to receive long-term incentive awards at the discretion of our Board of Directors. It is contemplated that such awards will take into account financial, operating and other results achieved as well as future long-term performance goals. Such awards may be in the form of options, restricted shares which vest over time or upon satisfaction of performance metrics, SARs, stock grants, or any other form of long-term compensation as determined by our Board of Directors in its sole discretion.

Recoupment. Ms. Jones will be required to repay to BRE certain previously paid compensation if such repayment is required under any recoupment of compensation policy that BRE is required to adopt in order for BRE to comply with applicable laws or regulations or stock exchange requirements.

Benefits. During the term of her employment agreement, BRE has agreed to pay the premiums on a term life insurance policy covering and for the benefit of Ms. Jones with face amount equal to 100% of base salary. Ms. Jones is also entitled to participate in other benefit plans as are generally provided by us to our other officers.

Severance Benefits. If at any time during the term of her employment agreement, the employment of Ms. Jones is terminated, she shall be entitled to certain severance benefits based on the nature of her termination. If Ms. Jones is terminated by us other than for Good Cause (as defined in the employment agreement) she is entitled to receive a lump-sum payment equal to the sum of: (i) her pro rata estimated annual bonus for the year in question, her final base salary and the average of her annual bonuses for the two fiscal years prior to the year in which her termination occurs (or, if at the time of termination, she has been employed for less than two full fiscal years, the bonus paid for the immediately preceding fiscal year or, if she has been employed for less than one full fiscal year, her target bonus) and (ii) the vesting benefits set forth in any equity award agreement then in place.

If within twelve months after the effective date of a Change in Control (as defined in the employment agreement) Ms. Jones terminates her employment with the Continuing Employer (as defined in the employment agreement) without Good Reason (as defined in the employment agreement), she is entitled to receive: a lump-sum payment equal to: the estimated annual bonus that she would have earned for the fiscal year in question (based on actual performance relative to management by objective criteria for the fiscal year and Executive’s contribution, in each case up to the date of termination), calculated on a pro-rated basis to the Termination Date and the vesting benefits set forth in any equity award agreement then in place. In addition, if Ms. Jones gives not less than 90-days’ prior written notice of such voluntary termination and uses her reasonable efforts to assist during the transition period between the notice of termination and the termination itself, she is entitled to be paid an additional lump-sum equal to: (i) if Ms. Jones resigns after having been employed through two full fiscal years, the sum of her final base salary and the average annual bonus awarded in the prior two years; (ii) if Ms. Jones resigns after having been employed more than one but less than two full fiscal years, the sum of her final base salary and the annual bonus she was awarded in the immediately preceding year; or (iii) if she resigns before having been employed through one full fiscal year, the sum of her final base salary and her target bonus.

If within twelve months after the effective date of a Change in Control Ms. Jones terminates her employment with the Continuing Employer for Good Reason or the Continuing Employer terminates her employment without Good Cause, she is entitled to receive from the Continuing Employer: (i) a lump sum equal to her pro rata estimated annual bonus for that year, (ii) a lump-sum payment equal to: (a) if the termination occurs after she has been employed through two full fiscal years, two times the sum of (A) her final base salary and (B) the average of the annual bonuses awarded to her for the two fiscal years prior to the year in which the termination occurs; (b) if the termination occurs after she has been employed more than one but less than two full fiscal years, two times the sum of (C) her final base salary and (D) the annual bonus she was awarded in the immediately preceding year; or (c) if the termination occurs before she has been employed through one full fiscal year, two times the sum of (E) her final base salary and (F) her target bonus. In addition, she would also be entitled to receive accelerated vesting of equity awards.

In the event that the benefits provided for in her employment agreement, when aggregated with any other payments or benefits received by Ms. Jones, would constitute a “parachute payment,” and would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the aggregate benefits will either be delivered in full or delivered in a lesser amount that would result in no portion of the aggregate benefits being subject to the excise tax, whichever results in the receipt by the officer of the greatest amount of aggregate benefits on an after-tax basis.

Ms. Jones is also eligible to participate in certain equity incentive award plans.

ITEM 8.01.	Other Events

February 7, 2011 (San Francisco) – We reported operating results for the quarter and year ended December 31, 2010. All per share results are reported on a fully diluted basis.

Operational and Financial Highlights

•

Annual funds from operations (FFO) totaled $98.9 million, or $1.58 per share. Per share results included a loss on retirement of debt totaling $23.5 million, or $0.38 per share. Fourth quarter FFO totaled $9.8 million, or $0.15 per share. Per share results included a loss on retirement of debt totaling $22.9 million, or $0.36 per share.

•	Annual net income available to common shareholders totaled $41.6 million, or $0.67 per share. Fourth quarter net income available to common shareholders totaled $149,000, or $0.00 per share.

•	Year-over-year annual same-store revenues and net operating income (NOI) decreased 2.0% and 3.7%, respectively. Physical occupancy averaged 95.6%; annual turnover in the same-store portfolio was 61%.

•	Year-over-year fourth quarter same-store revenues and NOI both increased 0.4%. Physical occupancy averaged 95.5%; annualized turnover in the same-store portfolio was 55%.

•

Sold one asset in the Inland Empire during the fourth quarter for a sales price of $30.0 million and a gain on sale of $15.2 million. Annual disposition activity totaled four communities (three in the Inland Empire and one in Seattle) for a combined sales price of $167.3 million. The dispositions produced gains on sale totaling $40.1 million.

•

Annual acquisition activity consisted of four stabilized properties with 1,037 units, for a total purchase price of $292 million, and one land parcel for future development of 280 units for $19 million.

•	Annual capital markets activity included: $301 million of equity issuance, $300 million of 5.20% unsecured senior notes due March 2021 and the repurchase of $336 million of convertible notes.

•	2011 FFO guidance announced in a range of $2.06 to $2.18 per share. Same-Store revenue and NOI are expected to increase in ranges of 3.00% to 4.25% and 3.00% to 5.30%, respectively.

Fourth Quarter 2010

Funds from operations, the generally accepted measure of operating performance for real estate investment trusts, totaled $9.8 million, or $0.15 per share, for fourth quarter 2010, as compared with $16.0 million, or $0.29 per share, for the quarter ended December 31, 2009. FFO for the fourth quarter 2010 included a loss on retirement of debt totaling $22.9 million, or $0.36 per share. FFO for the fourth quarter 2009 included nonroutine charges totaling $14.4 million, or $0.26 per share, primarily from the abandonment of three development sites under contract. (A reconciliation of net income (loss) available to common shareholders to FFO is provided at the end of this release.)

Net income available to common shareholders for the fourth quarter totaled $149,000, or $0.00 per share, as compared with a net loss of $7.2 million, or $0.13 per share, for the same period 2009. The fourth quarter 2010 results included a gain from a property sale totaling $15.2 million, or $0.24 per share.

Total revenues from continuing operations for the quarter were $89.2 million, as compared with $81.0 million a year ago. Adjusted EBITDA for the quarter totaled $57.1 million, as compared with $54.6 million in fourth quarter 2009. (A reconciliation of net income (loss) available to common shareholders to Adjusted EBITDA is provided at the end of this release.)

12-Month Period Ended December 31, 2010

For the annual period, FFO totaled $98.9 million, or $1.58 per share, as compared with $120.8 million, or $2.23 per share, for the 12-month period in 2009. FFO for year 2010 included a loss on retirement of debt totaling $23.5 million or $0.38 per share. FFO for year 2009 included a net gain on retirement of debt totaling $1.5 million or $0.03 per share and nonroutine expenses of $13.5 million, or $0.25 per share.

Net income available to common shareholders for the 12-month period totaled $41.6 million, or $0.67 per share, as compared with $50.6 million, or $0.95 per share, for the same period 2009. The 2010 results included gains from property sales totaling $40.1 million, or $0.65 per share; the 2009 results included gains totaling $21.6 million, or $0.41 per share.

Our year-over-year earnings and FFO results reflect the impact of the following during 2010: (1) declines in same-store property-level operating results from 2009 levels; (2) normalized levels of G&A expense (G&A levels in 2009 were reduced by out-of-the-money stock-based compensation awards), (3) the impact of acquisition costs from investment transactions; and (4) the impact of the loss on retirement of debt. We also carried a higher level of outstanding shares from equity issued in 2009 and 2010.

For the 12-month period in 2010, total revenues from continuing operations were $341.9 million, as compared with $326.2 million for the same period 2009. Adjusted EBITDA for the 12-month period totaled $222.8 million, as compared with $226.0 million for the same period in 2009.

Same-Store Property Results

We define same-store properties as stabilized apartment communities we have owned for at least five full quarters. Of the 21,318 apartment units we own directly, same-store units totaled 18,914 for the quarter.

On a year-over-year basis, overall same-store revenues and NOI both increased 0.4% for the fourth quarter. The revenue increase was driven by higher rental rates earned per unit during the period as year-over-year occupancy levels were relatively flat. For the annual period, overall same-store revenues and NOI decreased 2.0% and 3.7%, respectively, from 2009 levels. The revenue decrease in 2010 was driven by a 3.5% decrease in rental rates earned per unit, offset by a 140 basis-point increase (94.3% in 2009 to 95.7% in 2010) in financial occupancy. Annualized turnover during the fourth quarter was 55%, as compared with 58% during the fourth quarter of 2009; annual turnover is 61%, compared with 65% for the same period in 2009.

On a sequential basis, same-store NOI increased 0.6%, revenue declined 0.8% and expenses decreased 3.6% against third quarter 2010 levels. The sequential quarter decline in revenues was driven by a 90 basis-point decline in average financial occupancy from 96.2% to 95.3%.

Investment Activity

On December 29, 2010, we sold Parkside Village, a 304-unit property in the Inland Empire, for total sales proceeds of $30.0 million; with a gain on sale of $15.2 million. During 2010, three properties were sold in the Inland Empire, reducing our exposure in this market to 7.4% of total NOI from 11.2% in 2009. Annual disposition activity totaled four communities (three in the Inland Empire and one in Seattle) for combined proceeds totaling $165 million. The dispositions produced gains on sale totaling $40.1 million.

During the fourth quarter 2010, we had one development community in lease-up: Villa Granada in Santa Clara, Calif. (270 units). The current physical occupancy at Villa Granada is 84%. Since the community opened, leasing velocity has averaged 27 units per month. Average occupancy for the fourth quarter was 72%.

During the quarter, construction commenced on Lawrence Station, a 336-unit community in Sunnyvale Calif; the estimated completion date is the first quarter 2013.

In addition to Lawrence Station, we own five land parcels (two in Southern California, two in Northern California and one in Seattle) representing approximately 1,400 units of future development, and an estimated aggregate investment of approximately $635 million upon completion.

Capital Markets Activity

On October 14, 2010, we completed a tender offer for 4.125% convertible notes (GAAP interest cost on the convertible notes is 6.01%) that was announced in September concurrent with a $300 million unsecured note offering (5.20% coupon, March 2021 maturity). Approximately 90.2% of the notes outstanding prior to the tender offer ($321.3 million of the $356.3 million) were tendered. After giving effect to the purchase of the tendered convertible notes, an aggregate principal amount of $35.0 million remains outstanding.

In connection with the tender, a loss on retirement of debt totaling $22.9 million, or $0.36 per share for fourth quarter 2010 and $0.37 per share for the annual period was recognized in the fourth quarter. For the year ended December 31, 2010, we recorded a loss on retirement of debt totaling $23.5 million, or $0.38 per share.

Under the at-the-market equity distribution agreement filed with the Securities and Exchange Commission on Form 8-K on February 25, 2010, we issued 581,000 shares of common stock in the fourth quarter, at an average share price of $43.02 per share, with total gross proceeds of $25.0 million. The remaining capacity under the equity distribution agreement totals $225.0 million.

Common and Preferred Dividends Declared

On January 27, 2011, our board of directors approved regular common and preferred stock dividends for the quarter ending March 31, 2011. All common and preferred dividends will be payable on Thursday, March 31, 2011 to shareholders of record on Tuesday, March 15, 2011. The quarterly common dividend payment of $0.375 is equivalent to $1.50 per share on an annualized basis, and represents a yield of approximately 3.4% on Friday’s closing price of $44.28 per share. We have paid uninterrupted quarterly dividends to shareholders since being founded in 1970.

Our 6.75% Series C preferred dividend is $0.421875 per share; the 6.75% Series D preferred dividend is $0.421875 per share.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Except for the historical information contained herein, this report contains forward-looking statements regarding the employment arrangements of Ms. Jones, and is based on our current expectations and judgment. You should not rely on these statements as predictions of future events because there is no assurance that the events or circumstances reflected in the statements can be achieved or will occur. Forward-looking statements are identified by words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates,” or “anticipates” or their negative form or other variations, or by discussions of strategy, plans or intentions. The following factors, among others, could affect actual results and future events: defaults or nonrenewal of leases, increased interest rates and operating costs, failure to obtain necessary outside financing, difficulties in identifying properties to acquire and in effecting acquisitions, failure to successfully integrate acquired properties and operations, inability to dispose of assets that no longer meet our investment criteria under acceptable terms and conditions, risks and uncertainties affecting property development and construction (including construction delays, cost overruns, liability to obtain necessary permits and public opposition to such activities), failure to qualify as a real estate investment trust under the Internal Revenue Code of 1986, as amended, and increases in real property tax rates. Our success also depends on general economic trends, including interest rates, tax laws, governmental regulation, legislation, population changes and other factors, including those risk factors discussed in the section entitled “Risk Factors” in our most recent Annual Report on Form 10-K as they may be updated from time to time by our subsequent filings with the Securities and Exchange Commission, or SEC. Do not rely solely on forward-looking statements, which only reflect management’s analysis. We assume no obligation to update this information. For more details, please refer to our SEC filings, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

BRE Properties, Inc.

Consolidated Balance Sheets

Fourth Quarter 2010

(Unaudited, dollar amounts in thousands except per share data)

	December 31, 2010	December 31, 2009
ASSETS

Real estate portfolio:
Direct investments in real estate:
Investments in rental properties	$3,464,466	$3,180,633
Construction in progress	29,095	101,354
Less: accumulated depreciation	(640,456)	(583,953)

	2,853,105	2,698,034

Equity in real estate joint ventures:
Investments	61,132	61,999

Land under development	183,291	155,532

Total real estate portfolio	3,097,528	2,915,565

Cash	6,357	5,656
Other assets	52,362	58,787

TOTAL ASSETS	$3,156,247	$2,980,008

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Unsecured senior notes	$773,076	$826,918
Unsecured line of credit	209,000	288,000
Mortgage loans payable	810,842	752,157
Accounts payable and accrued expenses	52,070	56,409

Total liabilities	1,844,988	1,923,484

Redeemable noncontrolling interests	34,866	33,605

Shareholders’ equity:

Preferred Stock, $0.01 par value; 20,000,000 shares authorized: 7,000,000 shares with $25 liquidation preference issued and outstanding at December 31, 2010 and December 31, 2009 , respectively.	70	70

Common stock, $0.01 par value, 100,000,000 shares authorized. Shares issued and outstanding: 64,675,815 and 55,136,359 at December 31, 2010 and December 31, 2009, respectively.	647	551

Additional paid-in capital	1,275,676	1,022,298

Total shareholders’ equity	1,276,393	1,022,919

TOTAL LIABILITIES AND SHAREHOLDERS EQUITY	$3,156,247	$2,980,008

BRE Properties, Inc.

Consolidated Statements of Income

Quarters Ended December 31, 2010 and 2009

(Unaudited, dollar and share amounts in thousands)

	Quarter ended 12/31/10	Quarter ended 12/31/09	Twelve months ended 12/31/10	Twelve months ended 12/31/09
REVENUES

Rental income	$86,162	$78,248	$329,280	$313,987
Ancillary income	3,012	2,735	12,693	12,193

Total revenues	89,174	80,983	341,973	326,180

EXPENSES

Real estate	$28,704	$25,902	$111,326	$102,734
Provision for depreciation	24,223	21,443	91,784	82,906
Interest	21,428	21,292	84,894	82,734
General and administrative	5,116	4,742	20,570	17,390
Other expenses (1)	211	13,522	5,298	13,522

Total expenses	79,682	86,901	313,872	299,286

Other income	681	876	2,934	3,459
Net (loss)/gain from extinguishment of debt	(22,949)	(870)	(23,507)	1,470

Net (loss)/income before noncontrolling interests, partnership income and discontinued operations	(12,776)	(5,912)	7,528	31,823

Partnership income	586	531	2,178	2,329

(Loss)/Income from continuing operations	(12,190)	(5,381)	9,706	34,152

Discontinued operations:
Discontinued operations, net (2)	401	1,572	5,018	8,614
Net gain on sales of discontinued operations	15,226	—	40,111	21,574

Income from discontinued operations	15,627	1,572	45,129	30,188

NET INCOME/(LOSS)	$3,437	$(3,809)	$54,835	$64,340

Redeemable noncontrolling interest in income	335	394	1,446	1,885

Dividends attributable to preferred stock	2,953	2,953	11,813	11,813

NET INCOME/(LOSS) AVAILABLE TO COMMON SHAREHOLDERS	$149	$(7,156)	$41,576	$50,642

Net income/(loss) per common share - basic	$0.00	$(0.13)	$0.67	$0.95

Net income/(loss) per common share - assuming dilution	$0.00	$(0.13)	$0.67	$0.95

Weighted average shares outstanding - basic	64,305	54,540	61,420	52,760

Weighted average shares outstanding - assuming dilution	64,305	54,540	61,420	52,761

(1)         For the three months ended December 31, 2010, $211,000 of acquisition costs were reported in other expenses. During the twelve months ended December 31, 2010, other expenses include a $1,300,000 one-time charge associated with resignation of our COO and $3,998,000 related to acquisition costs. For the three and twelve months ended December 31, 2009, other expenses include a $12,900,000 abandonment charge related to three sites under option agreements or letters of intent and a $600,000 severance charge.

(2)         For 2009 and 2010, includes four operating properties sold during the twelve months ending December 31, 2010. The 2009 totals also include results from two properties sold in 2009.

	Quarter ended 12/31/10	Quarter ended 12/31/09	Twelve months ended 12/31/10	Twelve months ended 12/31/09
Rental and ancillary income	$885	$4,498	$12,458	$22,666
Real estate expenses	(369)	(1,640)	(4,840)	(8,538)
Provision for depreciation	(115)	(1,286)	(2,600)	(5,514)

Income from discontinued operations, net	$401	$1,572	$5,018	$8,614

BRE Properties, Inc.

Non-GAAP Financial Measure Reconciliations and Definitions

(Dollar amounts in thousands)

This document includes certain non-GAAP financial measures that management believes are helpful in understanding our business, as further described below. BRE’s definition and calculation of non-GAAP financial measures may differ from those of other REITs, and may, therefore, not be comparable. The non-GAAP financial measures should not be considered an alternative to net income or any other GAAP measurement of performance and should not be considered an alternative to cash flows from operating, investing or financing activities as a measure of liquidity.

Funds from Operations (FFO)

FFO is used by industry analysts and investors as a supplemental performance measure of an equity REIT. FFO is defined by the National Association of Real Estate Investment Trusts as net income or loss (computed in accordance with accounting principles generally accepted in the United States) excluding extraordinary items as defined under GAAP and gains or losses from sales of previously depreciated real estate assets, plus depreciation and amortization of real estate assets and adjustments for unconsolidated partnerships and joint ventures. We calculate FFO in accordance with the NAREIT definition.

We believe that FFO is a meaningful supplemental measure of our operating performance because historical cost accounting for real estate assets in accordance with GAAP assumes that the value of real estate assets diminishes predictably over time, as reflected through depreciation. Because real estate values have historically risen or fallen with market conditions, management considers FFO an appropriate supplemental performance measure because it excludes historical cost depreciation, as well as gains or losses related to sales of previously depreciated property, from GAAP net income. By excluding depreciation and gains or losses on sales of real estate, management uses FFO to measure returns on its investments in real estate assets. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions nor the level of capital expenditures to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our results from operations, the utility of FFO as a measure of our performance is limited.

Management also believes that FFO, combined with the required GAAP presentations, is useful to investors in providing more meaningful comparisons of the operating performance of a company’s real estate between periods or as compared to other companies. FFO does not represent net income or cash flows from operations as defined by GAAP and is not intended to indicate whether cash flows will be sufficient to fund cash needs. It should not be considered an alternative to net income as an indicator of the REIT’s operating performance or to cash flows as a measure of liquidity. Our FFO may not be comparable to the FFO of other REITs due to the fact that not all REITs use the NAREIT definition.

	Quarter Ended 12/31/2010	Quarter Ended 12/31/2009	Twelve Months Ended 12/31/2010	Twelve Months Ended 12/31/2009
Net income/(loss) available to common shareholders	$149	$(7,156)	$41,576	$50,642
Depreciation from continuing operations	24,223	21,443	91,784	82,906
Depreciation from discontinued operations	115	1,286	2,600	5,513
Redeemable noncontrolling interest in income (1)	—	—	1,446	1,885
Depreciation from unconsolidated entities	501	472	1,991	1,841
Net gain on investments	(15,226)	—	(40,111)	(21,574)
Less: Redeemable noncontrolling interest in income not convertible into common shares (1)	—	—	(420)	(424)

Funds from operations	$9,762	$16,045	$98,866	$120,789

Allocation to participating securities - diluted FFO (2)	$(35)	$(151)	$(544)	$(1,233)

Allocation to participating securities - diluted EPS (2)	$25	$98	$(165)	$(458)

Diluted shares outstanding - EPS	64,305	54,540	61,420	52,761
Net income per common share - diluted	$—	$(0.13)	$0.67	$0.95

Diluted shares outstanding - FFO	64,500	54,580	62,280	53,541

FFO per common share - diluted	$0.15	$0.29	$1.58	$2.23

(1)	OP units are dilutive for the twelve months ending December 31, 2010 and December 31, 2009, but anti-dilutive for the quarters ending December 31, 2010 and December 31, 2009.
(2)	Adjustment to the numerators for diluted FFO per common share and diluted net income per common share calculations when applying the two class method for calculating EPS.

BRE Properties, Inc.

Non-GAAP Financial Measure Reconciliations and Definitions

(Dollar amounts in thousands)

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined by BRE as EBITDA, excluding minority interests, gains or losses from sales of investments, preferred stock dividends and other expenses. We consider EBITDA and Adjusted EBITDA to be appropriate supplemental measures of our performance because they eliminate depreciation, interest, and, with respect to Adjusted EBITDA, gains (losses) from property dispositions and other charges, which permits investors to view income from operations without the impact of noncash depreciation or the cost of debt, or with respect to Adjusted EBITDA, other non-operating items described above.

Because EBITDA and Adjusted EBITDA exclude depreciation and amortization and capture neither the changes in the value of our properties that result from use or market conditions nor the level of capital expenditures to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our results from operations, the utility of EBITDA and Adjusted EBITDA as measures of our performance is limited. Below is a reconciliation of net income available to common shareholders to EBITDA and Adjusted EBITDA:

	Quarter Ended 12/31/2010	Quarter Ended 12/31/2009	Twelve Months Ended 12/31/2010	Twelve Months Ended 12/31/2009
Net income/(loss) available to common shareholders	$149	$(7,156)	$41,576	$50,642
Interest, including discontinued operations	21,428	21,292	84,894	82,734
Depreciation, including discontinued operations	24,338	22,729	94,384	88,419

EBITDA	45,915	36,865	220,854	221,795
Redeemable noncontrolling interest in income	335	394	1,446	1,885
Net gain on sales	(15,226)	—	(40,111)	(21,574)
Dividends on preferred stock	2,953	2,953	11,813	11,813
Other expenses	211	13,522	5,298	13,522
Net loss/(gain) on extinguishment of debt	22,949	870	23,507	(1,470)

Adjusted EBITDA	$57,138	$54,604	$222,807	$225,971

Net Operating Income (NOI)

We consider community level and portfolio-wide NOI to be an appropriate supplemental measure to net income because it helps both investors and management to understand the core property operations prior to the allocation of general and administrative costs. This is more reflective of the operating performance of the real estate, and allows for an easier comparison of the operating performance of single assets or groups of assets. In addition, because prospective buyers of real estate have different overhead structures, with varying marginal impact to overhead from acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.

Because NOI excludes depreciation and does not capture the change in the value of our communities resulting from operational use and market conditions, nor the level of capital expenditures required to adequately maintain the communities (all of which have real economic effect and could materially impact our results from operations), the utility of NOI as a measure of our performance is limited. Other equity REITs may not calculate NOI consistently with our definition and, accordingly, our NOI may not be comparable to such other REITs’ NOI. Accordingly, NOI should be considered only as a supplement to net income as a measure of our performance. NOI should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. NOI also should not be used as a supplement to or substitute for cash flow from operating activities (computed in accordance with GAAP).

	Quarter Ended 12/31/2010	Quarter Ended 12/31/2009	Twelve Months Ended 12/31/2010	Twelve Months Ended 12/31/2009
Net income/(loss) available to common shareholders	$149	$(7,156)	$41,576	$50,642
Interest, including discontinued operations	21,428	21,292	84,894	82,734
Depreciation, including discontinued operations	24,338	22,729	94,384	88,419
Redeemable noncontrolling interest in income	335	394	1,446	1,885
Net gain on sales	(15,226)	—	(40,111)	(21,574)
Dividends on preferred stock	2,953	2,953	11,813	11,813
General and administrative expense	5,116	4,742	20,570	17,390
Other expenses	211	13,522	5,298	13,522
Net loss/(gain) on extinguishment of debt	22,949	870	23,507	(1,470)

NOI	$62,253	$59,346	$243,377	$243,361

Less Non Same-Store NOI	9,087	6,380	32,830	24,786

Same-Store NOI	$53,166	$52,966	$210,547	$218,575

ITEM 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Amended and Restated Employment Agreement dated February 7, 2011.

99.1	Press release of BRE Properties, Inc. dated February 7, 2011, including attachments.

99.2	Supplemental Financial data dated February 7, 2011, including attachments.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRE Properties, Inc. (Registrant)

Date: February 7, 2011	/s/ John A. Schissel
John A. Schissel Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit Number	Description
10.1	Amended and Restated Employment Agreement dated February 7, 2011.

99.1	Press release of BRE Properties, Inc. dated February 7, 2011, including attachments.

99.2	Supplemental Financial data dated February 7, 2011, including attachments.